Exhibit 23.2

The Board of Directors
Papa John’s International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-224770, 333-173893, 333-165154, 333-168562, 333-221218, 333-149468, and 333-168561) on Form S-8 and the registration statement (No. 333-233541) on Form S-3 of Papa John’s International, Inc. of our report dated March 8, 2019, except for Notes 2 (third paragraph), 5, and 27, as to which the date is February 26, 2020, with respect to the consolidated balance sheet of Papa John’s International, Inc. and subsidiaries as of December 30, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ deficit, and cash flows for the year ended December 30, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 29, 2019 annual report on the Form 10-K of Papa John’s International, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Topic 606.

/s/ KPMG LLP

Louisville, Kentucky
February 26, 2020